The Fairchild Corporation

Subsidiaries as of June 30, 2003

Entity Name	Incorporated in:
A10 Inc.	DE
Aero International, Inc.	OH
Aircraft Tire Corporation	DE
Banner Aerospace-Aircraft Services, Inc.	DE
Banner Aerospace Holding Company I, Inc.	DE
Banner Aerospace Holding Company II, Inc.	DE
Banner Aerospace, Inc.	DE
Banner Aerospace Services, Inc.	OH
Banner Aerospace-Singapore, Inc.	DE
Banner Capital Ventures, Inc.	DE
Banner Energy Corporation of Kentucky, Inc.	DE
Banner Industrial Distribution, Inc.	DE
Banner Industrial Products, Inc.	DE
Banner Investments (U.K.) Limited	UK
BAR DE, Inc.	DE
C-Line Automation Ltd.	Israel
DAC International, Inc.	TX
Dallas Aerospace, Inc.	TX
Discontinued Aircraft, Inc.	TX
Discontinued Services, Inc.	DE
Fairchild Aerostructures Company	DE
Fairchild Arms International Limited	Canada (Ontario)
Fairchild Data Corporation	DE
Fairchild Fastener Group Ltd.	UK
Fairchild Fasteners Corp.	DE
Fairchild Finance Company	Ireland
Fairchild France, Inc.	DE
Fairchild Holding Corp.	DE
Fairchild Retiree Medical Services, Inc.	DE
Fairchild Switzerland, Inc.	DE
Fairchild Technologies IP, Inc.	DE
Fairchild Technologies Semiconductor Equipment Group GmbH	Germany
Fairchild Titanium Technologies, Inc.	DE
Fairchild Trading Corp.	DE
Faircraft Sales Ltd.	DE
GCCUS, Inc. Georgetown Jet Center, Inc.	DE
Gobble Gobble, Inc.	DE
Jenkins Coal Dock Company, Inc.	DE
JJS Limited	UK
Mairoll, Inc.	DE
Marcliff Corporation	DE
Marson Creative Fastener, Inc.	DE
Matrix Aviation, Inc.	KS
Meow, Inc.	DE
Nasam Incorporated	CA
PB Herndon Aerospace, Inc.	MO
Plymouth Leasing Company	DE
Professional Aircraft Accessories, Inc.	FL
Professional Aviation Associates, Inc.	GA
Recoil Australia Holdings, Inc.	DE
Recoil Holdings, Inc.	DE
Recoil Inc.	DE
Recycling Investments II, Inc.	DE
Recycling Investments III, Inc.	DE
RHI Holdings, Inc.	DE
Rooster, Inc. (The)	DE
Sheepdog, Inc.	DE
Sovereign Air Limited	DE
Suchomimous Terensis, Inc.	DE
Swimming Upstream LLC	DE
Warthog, Inc.	DE
WIS LP, Ltd.	Bermuda